Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Acer Therapeutics Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Aspen Z Merger Sub, Inc., a Delaware corporation. Acer Therapeutics Inc. and Aspen Z Merger Sub, Inc. are the constituent corporations to this merger.

SECOND: The Agreement and Plan of Merger, dated as of August 30, 2023 (the “Agreement and Plan of Merger”), by and between the constituent corporations has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation in the merger shall be Acer Therapeutics Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH: The Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended and restated, as of the effectiveness of the merger, as set forth in Exhibit A attached hereto.

FIFTH: The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware on November 17, 2023.

SIXTH: The executed Agreement and Plan of Merger is on file at 1180 Celebration Boulevard, Suite 103, Celebration, Florida 34747, the principal place of business of the Surviving Corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the surviving corporation has caused this Certificate of Merger to be signed by the undersigned authorized officer, the 17 day of November, 2023.

ACER THERAPEUTICS INC.,
a Delaware corporation

By:/s/ Chris Schelling

Name: Chris Schelling

Title: Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACER THERAPEUTICS INC.

1. The present name of the corporation is Acer Therapeutics Inc. (the “Corporation”). The name under which the Corporation was originally incorporated is Acer Reincorporation, Inc.

2. The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of capital stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, par value $0.0001 per share.

5. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The number of directors of the Corporation shall be such as is from time to time fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(b) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

6. The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. (a) The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

(b) Any modification of this Paragraph 7 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such appeal or modification.

8. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.